SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): June 2, 2003

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of

Incorporation or Organization)

0-49629	33-0933072
(Commission File Number)	(I.R.S. Employer
Identification No.)

17872 Cartwright Road

Irvine, California 92614

(Address of Principal Executive Offices) (Zip Code)

(949) 399-4500

(Registrant’s telephone number,

including area code)

Item 5.    Other Events.

On June 2, 2003, Quantum Fuel Systems Technologies Worldwide, Inc. (“Quantum”) announced that it had entered into a voting agreement (the “Voting Agreement”) with K2 Principal Fund L.P. (“K2”) pursuant to which K2 agreed to vote its common shares of Global Thermoelectric Inc. (“Global”) in favor of the combination of Quantum and Global (the “Combination”), subject to certain conditions set forth in the Voting Agreement.

Pursuant to the terms of the Voting Agreement, K2 has agreed to (i) retain at least 2 million Global common shares until the Expiration Date (as defined below), subject to certain limited exceptions and conditions; (ii) vote in favor of approval of the Combination Agreement between Quantum and Global and the transactions contemplated thereby; and (iii) not oppose consummation of the Combination. K2’s obligations under the Voting Agreement expire upon the earlier of (i) the termination of the Combination Agreement pursuant to its terms, (ii) 5:00 p.m. (Calgary time) on September 30, 2003, or (iii) the public announcement by a third party of, or the receipt by Quantum or Global of, an acquisition proposal with respect to Global that K2 determines in good faith would constitute a “Superior Proposal” under the Combination Agreement (the “Expiration Date”). The Voting Agreement further obligates K2 to vote all shares owned by it (i) in favor of the Combination Agreement and the transactions contemplated thereby, and any other matter that may reasonably be expected to facilitate the Combination; (ii) in favor of any alternative structure of the Combination proposed by Quantum and Global if the alternative structure is, in the aggregate, at least as favorable to K2 as the Combination set forth in the Combination Agreement; and (iii) against the consummation of any other action or proposal that would result in the breach of any covenant, representation, warranty, obligation or agreement of Quantum under the Combination Agreement. K2 agreed that, prior to the Expiration Date, it will not take or cause to be taken any action that would prevent the consummation of the Combination Agreement as contemplated thereby (other than in connection with a proposal that would constitute a Superior Proposal), and that it will take or cause to be taken all reasonable actions necessary to effect the Combination. Pursuant to the terms of the Voting Agreement, K2 is not prohibited from (i) engaging in short selling of Quantum common stock consistent with K2’s business model; or (ii) participating in discussions with any person with respect to any Superior Proposal, provided K2 has not initiated or solicited such discussions. K2 may terminate the Voting Agreement (i) after receiving an unsolicited notice from a third party that such party intends to make a bona fide Superior Proposal with respect to Global; or (ii) in the event of any material adverse change with respect to either Global or Quantum, including a material adverse change in the trading price of Quantum common stock from its closing price on the date of the Voting Agreement. Nothing in the Voting Agreement limits or restricts K2 from voting in its sole discretion with regard to any matter not referred to in the Voting Agreement.

As of the date of the Voting Agreement, K2 owned 2,118,500 Global common shares, representing approximately 7% of the Global common shares outstanding.

The Voting Agreement is included as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 7.    Financial Statements and Exhibits.

(a)    Not applicable

(b)    Not applicable

(c)    Exhibits

99.1	Voting Agreement, dated May 30, 2003, by and between Quantum Fuel Systems Technologies Worldwide, Inc. and K2 Principal Fund L.P.

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.

Date: June 2, 2003	By:	/s/ W. BRIAN OLSON
W. Brian Olson
Chief Financial Officer

Index to Exhibits

Exhibit	Description

99.1	Voting Agreement, dated May 30, 2003, by and between Quantum Fuel Systems Technologies Worldwide, Inc. and K2 Principal Fund L.P.